STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

OF

ARTE INVEST CORP.

****

First:  Name: The name of this Corporation is ARTE INVEST CORP.

Second: Registered Agent: Its registered office in the State of Delaware is to be located at c/o 341 Raven Circle, in the City of Wyoming, County of Kent, Zip Code 19934.  The name of the registered agent is Allstate Corporate Services Corp..

Third:  Purpose:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:  Authorized Capital:  The amount of the total authorized capital stock of this corporation is 100,000,000 common shares and 10,000,000 preferred shares of $.0001 par value stock.  The Board of Directors of the Corporation may, subject to the limitations prescribed by the General Corporation Law of Delaware and any other applicable law and the provisions of this Certificate of Incorporation, provide for the issuance of shares of Preferred Stock or provide for the issuance of shares of Preferred Stock in one or more series, establish from time to time the number of shares to be included in each such series and fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of Preferred Stock of each such series

Fifth:  No Preemptive Rights: Except as may be otherwise provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereinafter authorized.

Sixth:  Incorporator: The name and mailing address of the incorporator are as follows:

Cilio & Partners, P.C.

405 Park Avenue, Suite 802

New York, NY 10022

Seventh:  Cumulative Voting:  There shall be no cumulative voting of shares of this Corporation.

Eighth:  Limitation on Director Liability:  To the fullest extent permitted by the General Corporation Law of Delaware and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director.  Any amendment to or repeal of this Article shall not adversely effect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

Ninth:  Indemnification of Directors:   To the fullest extent permitted by the bylaws and the General Corporation Law of Delaware, this Corporation is authorized to indemnify any of its directors.  The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors.  Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the state of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this the 21st day of September 2007.

/s/ Bruno Cilio

__________________________

Bruno Cilio, Esq., Incorporator

Cilio & Partners, P.C.

405 Park Avenue, Suite 802

New York, NY 10022